                         [ILLINOIS SUPERCONDUCTOR LOGO]

                                  NEWS RELEASE






                                                CONTACT:   Monique Showalter
                                                PHONE:     (847) 391 9426
FOR IMMEDIATE RELEASE                           INTERNET:  showalter@ilsc.com


            ILLINOIS SUPERCONDUCTOR ANNOUNCES FIRST QUARTER RESULTS; ANNOUNCES HIRING OF MESIROW FINANCIAL AS INVESTMENT ADVISORY FIRM


       Mount Prospect, IL, April 28, 1999 -- Illinois Superconductor Corporation (Nasdaq: ISCO), a leading supplier of high performance filters for the wireless telecommunications industry, today reported financial results for the first quarter ended March 31, 1999. The Company also announced that it has hired Mesirow Financial to provide financial advisory services and assist with raising capital to support ISC's future growth plans.

       The Company reported net revenues of $511,900 for the first quarter of 1999, versus revenues of $697,169 during the comparable period in 1998. Stated revenues are net of the Company's return product reserve. ISC reported a first quarter net loss of $2.3 million, or $0.19 per basic and diluted share, compared to a net loss of $2.2 million, or $0.29 per basic and diluted share, in the first quarter of 1998.

       Ted Laves, ISC chairman, president and chief executive officer, commented, "Market acceptance of our award winning products continues to grow as demonstrated by continued repeat orders from existing customers and the addition of new operators, including one of the country's largest providers, to our customer base. We are especially pleased at our continued progress with the largest system suppliers of cellular and PCS equipment, several of which have recently agreed to test our products. We are also starting to receive orders for CDMA deployment from major operators, which should lead to increasing future orders with the accelerating digital network buildout now underway."

       Laves continued, "We also shipped five units of our new SpectrumMaster(R) 6-Pack product, which incorporates six filter paths into one unit and provides a more cost effective alternative for denser cell sites. This product once again clearly demonstrates ISC's industry leadership in the design, engineering and manufacturing of high performance filters. This product evolved from initial concept to product shipment in less than 8 weeks, a record short amount of time, and minimized product development costs by utilizing 92% of existing components."

       "Order volumes continue to vary from quarter to quarter due to the high level of customer concentration within the market," Laves continued. "But we believe that market trends are increasingly positive. Our confidence for the future is based on the established


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ILLINOIS SUPERCONDUCTOR
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benefits of our industry-leading products which result in typical paybacks for our customers within approximately 2 months. We are very proud that we have the highest performing filter products on the market, the broadest portfolio of superconducting RF products, the most economical high performance filters in the world and the largest customer base of any filter vendor in our segment. We remain committed to achieving our goal of cash flow breakeven in the year 2000."

       ISC also announced the signing of an agreement with Mesirow Financial, a Chicago-based investment banking firm which specializes in assisting middle-market companies in merger and acquisition transactions and strategic partnering, as well as in raising capital through private and public financings.

       "We are looking forward to working closely with Mesirow Financial," commented Mr. Laves. "With their help, we are now considering such strategic alternatives as corporate alliances and strategic partnering with companies that may have an interest in incorporating our products with their product and marketing efforts. Mesirow Financial has the experience and capability to advise us as we consider a variety of strategic and financial alternatives in our push to attain critical sales volume and profitability."

       In a separate development, ISC has been notified by Nasdaq that it will move to delist the Company's common stock for trading on the Nasdaq National Market due to the Company's current inability to meet the minimum net tangible assets requirement. ISC has requested an oral hearing to appeal Nasdaq's determination, which has yet to be scheduled, and the delisting of the Company's common stock has been stayed pending the results of that hearing.

       "Although we do not satisfy Nasdaq's listing requirements at this time," Laves commented, "we are evaluating various options, including equity financings, which would bring ISC back into compliance with such requirements."

       Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telecommunications industry. The Company develops, manufactures and markets radio frequency (RF) products to enhance the quality and capacity of cellular telephone, personal communications services (PCS) and other wireless telecommunications services. With more than 30 different configurations, ISC is well equipped to satisfy the demanding and ever changing technological requirements of both rural and urban applications of carriers nationwide. The benefits of the ISC products which have been clearly documented by a number of customers include: increased coverage (as much as 70%), increased revenues per cell site




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ILLINOIS SUPERCONDUCTOR
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(as much as 18% based on minutes per use), easier location of new cell sites due to tolerance of interference, improved voice quality, and reduced dropped calls (up to 40%). More information about Illinois Superconductor Corporation is available on the Company's internet web site at http://www.ilsc.com.

       Headquartered in Chicago, Mesirow Financial has been a leader in serving the financial needs of individuals, businesses and institutions since 1937. The firm provides the following services: Private Equity, Securities Brokerage, Asset Management, Insurance, Investment Banking and Real Estate.

       Statements contained in this news release that are not historical facts are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies which could cause the Company's actual results, performance or achievements for 1999 and beyond to differ materially from those expressed in, or implied by, such statements. These important factors include, without limitation, the Company's ability to obtain additional financing in the near future; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; the degree to which the Company is leveraged and restrictions imposed on the Company under its existing debt instruments which may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; the Company's current inability to satisfy the minimum maintenance requirements for the continued listing of its shares of common stock for trading on the Nasdaq National Market, which may have a material adverse effect on the liquidity of the Company's common stock and the Company's ability to obtain additional funding as needed if such shares are delisted; continued downward pressure on the prices charged for the Company's products due to competition of rival manufacturers of filters for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions are included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.




                               (TABLES TO FOLLOW)

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ILLINOIS SUPERCONDUCTOR
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                     ILLINOIS SUPERCONDUCTOR CORPORATION

                     CONDENSED STATEMENTS OF OPERATIONS
                                 (Unaudited)


                                               Three Months Ended
                                                    March 31,
                                               1999            1998
                                           ------------    ------------
Revenues                                   $    511,900    $    697,169

Costs and expenses:
  Cost of revenues                            1,009,026       1,045,197
  Research and development                      521,563         751,040
  Selling and marketing                         456,515         367,754
  General and administrative                    708,519         681,217
                                           ------------    ------------
Total costs and expenses                      2,695,623       2,845,208
                                           ------------    ------------
Operating income (loss)                      (2,183,723)     (2,148,039)

Other income (expense):
  Interest income                                38,356           7,382
  Interest expense                             (129,417)         (4,033)
                                           ------------    ------------
                                                (91,061)          3,349
                                           ------------    ------------
Loss before extraordinary item             $ (2,274,784)   $ (2,144,690)
                                           ============    ============

Extraordinary item - debt extinguishment        (73,000)           --
Preferred Stock dividends                          --           (61,740)
                                           ------------    ------------
Net loss                                   $ (2,347,784)   $ (2,206,430)
                                           ============    ============


Net loss per common share                  $      (0.19)   $      (0.29)
                                           ============    ============

Weighted average number of
    common shares outstanding                12,557,344       7,714,379
                                           ============    ============

ILLINOIS SUPERCONDUCTOR
ANNOUNCES FIRST QUARTER RESULTS
PAGE 5

                                ILLINOIS SUPERCONDUCTOR CORPORATION

                                      CONDENSED BALANCE SHEETS
                                MARCH 31, 1999 AND DECEMBER 31, 1998



                                                                  MARCH 31,      DECEMBER 31,
                                                                    1999            1998
                                                                ------------    ------------
                                                                 (Unaudited)
ASSETS:
Current assets:
       Cash and cash equivalents                                $  3,962,862    $  2,152,595
       Investments                                                      --              --
       Inventories                                                 2,981,198       1,424,427
       Accounts receivable                                           527,313       1,494,418
       Prepaid expenses and other                                    397,610         396,925
                                                                ------------    ------------
Total current assets                                               7,868,983       5,468,365

Property and equipment:
       Property and equipment                                      8,314,348       8,285,710
       Less: accumulated depreciation                              4,982,639       4,761,599
                                                                ------------    ------------
Net property and equipment                                         3,331,709       3,524,111

Other assets:
        Restricted certificates of deposit                           341,307         337,347
        Deferred financing costs, net                                 77,673          82,386
  Patents and trademarks, net                                        632,440         615,879
                                                                ------------    ------------
                                                                   1,051,420       1,035,612
                                                                ------------    ------------
Total assets                                                    $ 12,252,112    $ 10,028,088
                                                                ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
       Accounts payable                                         $  1,705,037    $    464,752
       Accrued liabilities                                           615,366         799,569
       Accrued interest                                              181,125         129,375
       Current portion of other long-term debt                        13,259          13,497
                                                                ------------    ------------
Total current liabilities                                          2,514,788       1,407,193

Other long term debt, less current portion                            16,919            --
Senior Convertible Notes                                          13,650,000      10,350,000
Discount on Senior Convertible Notes                              (1,241,528)     (1,047,348)
Deferred occupancy costs                                              91,161          91,212

Stockholders' equity:
        Common stock ($.001 par value); 30,000,000 shares
           authorized and 12,557,344 issued and outstanding
           at March 31, 1999 and December 31, 1998                    12,557          12,557
        Additional paid-in capital                                60,396,321      60,055,321
        Notes receivable from stockholders                          (680,696)       (680,696)
        Accumulated deficit                                      (62,507,410)    (60,160,150)
                                                                ------------    ------------
Total stockholders' equity                                        (2,779,228)       (772,968)
                                                                ------------    ------------
Total liabilities and stockholders' equity                      $ 12,252,112    $ 10,028,089
                                                                ============    ============


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